Exhibit 99.1

PTNNT to Resume Operations and Copper Concentrate Exports

Jakarta, September 4, 2014 – PT Newmont Nusa Tenggara (PTNNT) and the Government of Indonesia signed a Memorandum of Understanding (MoU) that will result in the company receiving a permit to export copper concentrate.

Once the export permit is received, PTNNT will recall employees and contractors to work and begin ramping up operations at the Batu Hijau copper and gold mine in a safe and timely manner. The company expects Batu Hijau to begin exporting copper concentrate and to resume normal operations during September.

The MoU, signed by R. Sukhyar, Director General of Mineral and Coal at the Ministry of Energy and Mineral Resources, and Martiono Hadianto, PTNNT’s President Director, will lead to mutually agreed upon modifications to PTNNT’s Contract of Work (CoW).

“Our agreement demonstrates PTNNT’s commitment to supporting the Government’s strategy to increase domestic processing, and to restarting operations for the benefit of the people of Indonesia,” said Martiono Hadianto, President Director of PTNNT. “All parties recognize that resuming copper concentrate exports from Batu Hijau is vital to protecting the livelihoods of the thousands of employees and contractors who work at the mine, while also restoring the economy of the region.”

The MoU outlines a mutual understanding on the six key elements of the Contract of Work (CoW) renegotiation, which will be incorporated into an amendment of the CoW. The six areas are: concession area size; royalties, taxes and export duties; domestic processing and refining; ownership divestment; utilization of local manpower, domestic goods and services; and duration of the CoW.

Effective with the signing of the MoU, PTNNT agreed to pay export duties set forth in a new regulation issued in July 2014, provide a $25 million assurance bond to demonstrate its support for smelter development, pay royalties of 4 percent for copper, 3.75 percent for gold, and 3.25 percent for silver, and pay deadrent of US$2 per hectare.

On July 25, 2014, the Ministry of Finance revised its January 2014 regulations to reduce export duties on copper concentrate for companies demonstrating support for the smelter development process. The revised regulations provide for export duties on copper concentrate to reduce as development progresses, with duties initially at 7.5 percent, then declining to 5 percent when development progress exceeds 7.5 percent and finally to 0 percent when smelter progress exceeds 30 percent.

PTNNT and the Government will commence negotiations to amend the CoW, with completion anticipated within six months. No terms of the CoW other than the duties, smelter bond, royalties, and deadrent described above will be changed until completion of the CoW renegotiation.

About PTNNT’s Contract of Work and Copper Concentrate Production

The Batu Hijau copper and gold mine was developed under an investment agreement called the Contract of Work (CoW). These Contracts of Work were designed to provide assurance and stability to encourage significant, long-term investments, which is why they were endorsed by Parliament and approved by the President of Indonesia.

PTNNT has a Memorandum of Understanding to participate in a process with PT Freeport Indonesia designed to lead towards the development of a smelter. The Company also has negotiated and signed conditional concentrate supply agreements with two Indonesian companies that publicly announced plans to build their own copper smelters in the country.

The value added through Batu Hijau’s processing plant improves the quality of the copper ore mined by more than 50 times, capturing roughly 95 percent of the entire value stream in Indonesia. PTNNT also has supported in-country smelting for many years by shipping as much copper concentrate to PT Smelting Gresik – Indonesia’s only copper smelter – as it can take from Batu Hijau.

About PTNNT

PTNNT is a copper and gold mining company operating under a 4th Generation Contract of Work entered into on 2 December 1986. PTNNT is 56% owned by Nusa Tenggara Partnership B.V. (which is owned by Newmont Mining Corporation and Nusa Tenggara Mining Corporation of Japan), with 7% of NTPBV’s stake possibly to be divested to the Government of Indonesia through purchase by an agency of the Ministry of Finance. PT Pukuafu Indah owns 17.8% of PTNNT, PT Multi Daerah Bersaing owns 24% (which in turn is owned by PT Multi Capital and PT Daerah Maju Bersaing, a joint company owned by the province of Nusa Tenggara Barat, and the kabupatens of Sumbawa Barat and Sumbawa) and PT Indonesia Masbaga Investama owns 2.2%.

Since commencing operations in 2000, PTNNT has contributed nearly IDR 90 trillion in taxes, fees, royalties, wages, purchases of domestic goods and services, and dividends paid to the national shareholders. In addition, PTNNT also has implemented corporate social responsibility programs to improve the quality of life and the prosperity of communities around the mine by providing funds in the amount of IDR 50 billion per year, on average. PTNNT employs approximately 4,000 employees and 4,000 contractors.

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Media Contact:
Rubi W. Purnomo	:	+62 811 940 399
Email	:	rubi.purnomo@nnt.co.id

Cautionary Statement

This news release contains “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, that are intended to be covered by the safe harbor created by such sections and other applicable laws and regulations. Such forward-looking statements may include, without limitation, statements regarding PTNNT’s and/or Newmont Mining Corporation’s (Newmont) expectations relating to the outcome of future negotiations and discussions with government officials and entities (including, without limitation, with respect to modifications to the Contract of Work), expectations regarding receipt of export permits and approvals, expectations regarding ramp-up, future concentrate shipments and in-country smelter availability, and statements regarding future operations, production, sales and costs. Where PTNNT and/or Newmont expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors. For a discussion of risks, see the Risk Factors section in Newmont’s 2013 Annual Report on Form 10-K, including, without limitation, under the headings “Our operations are subject to risks of doing business,” “Our Batu Hijau operation in Indonesia is subject to political and economic risks,” and “The Contract of Work has been and may continue to be the subject of dispute, legal review, or requests for renegotiation by the Indonesian government, and is subject to termination by the Indonesian government if we do not comply with our obligations, which would result in the loss of all or much of the value of Batu Hijau,” which is on file with the U.S. Securities and Exchange Commission (SEC) at www.sec.gov, as well as Newmont’s other recent SEC filings. PTNNT and Newmont do not undertake any obligation to publicly issue revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.